Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

M&T BANK CORPORATION,

MTB ONE, INC.

and

WILMINGTON TRUST CORPORATION

Dated as of October 31, 2010

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3.20	Insurance	25
3.21	Derivative Instruments and Transactions	25
3.22	Affiliate Transactions	26
3.23	Opinion	26
3.24	Broker’s Fees	26
3.25	Company Information	26
3.26	No Other Representations or Warranties	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		27
4.1	Standard	27
4.2	Corporate Organization	27
4.3	Capitalization	27
4.4	Authority; No Violation	28
4.5	Consents and Approvals	29
4.6	Reports; Regulatory Matters	29
4.7	Financial Statements	29
4.8	Absence of Certain Changes or Events	30
4.9	Compliance with Applicable Law	30
4.10	Legal Proceedings	30
4.11	Parent Information	30
4.12	Ownership of Shares; Not an Interested Stockholder	31
4.13	No Other Representations or Warranties	31

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		31
5.1	Conduct of Businesses Prior to the Effective Time	31
5.2	Company Forbearances	32
5.3	Parent Forbearances	35
5.4	Assumption by Parent of Certain Obligations	36

ARTICLE VI ADDITIONAL AGREEMENTS		37
6.1	Form S-4; Stockholder Approval	37
6.2	Regulatory Matters	37
6.3	Access to Information	39
6.4	Employee Matters	39
6.5	Indemnification; Advancement of Expenses; Exculpation and Insurance	41
6.6	Exemption from Liability Under Section 16(b)	43
6.7	Listing	43
6.8	Wealth Advisory Services and Corporate Client Services to be Held Separate	43
6.9	[Reserved]	44
6.10	Commitments to the Community	44
6.11	No Solicitation	44
6.12	Registered Investment Companies	48

ARTICLE VII CONDITIONS PRECEDENT		48
7.1	Conditions to Each Party’s Obligation To Effect the Merger	48

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7.2	Conditions to Obligations of Parent	49
7.3	Conditions to Obligations of the Company	49

ARTICLE VIII TERMINATION AND AMENDMENT		50
8.1	Termination	50
8.2	Effect of Termination	51
8.3	Fees and Expenses	51
8.4	Amendment	53
8.5	Extension; Waiver	53

ARTICLE IX GENERAL PROVISIONS		53
9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements	53
9.3	Notices	53
9.4	Interpretation	54
9.5	Counterparts	55
9.6	Entire Agreement	55
9.7	Governing Law; Jurisdiction	55
9.8	Publicity	55
9.9	Assignment; Third Party Beneficiaries	55
9.10	Specific Performance	56
9.11	Disclosure Letter	56

EXHIBITS

Exhibit A – Certificate of Incorporation of Surviving Corporation

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INDEX OF DEFINED TERMS

	Section		Section

Affiliate	3.23	FDIC	3.2(c)
Agreement	Preamble	Federal Reserve	3.5
Alternative Transaction	6.11(f)(i)	Form S-4	1.5
Alternative Transaction Proposal	6.11(f)(ii)	GAAP	3.2(e)
Bankruptcy and Equity Exception	3.4(a)	Governmental Entity	3.5
BHC Act	3.2(c)	Indemnified Parties	6.5(a)
Book Entry Shares	1.4(f)	Insurance Amount	6.5(d)
Certificate	1.4(f)	Intellectual Property	3.15(b)
Certificate of Merger	1.2	Investment Company Act	6.12
Change of Recommendation	6.11(c)	IRS	3.11(a)(iii)
Closing	9.1	IT Assets	3.15(c)
Closing Date	9.1	Knowledge	3.10(c)
Company	Preamble	Law	3.4(b)
Company Benefit Plans	3.12(a)	Letter of Transmittal	2.3(a)
Company Board	Recitals	Liens	3.3(c)
Company Board Recommendation	Recitals	Loans	3.19(a)(i)
Company Bylaws	3.2(d)	Material Adverse Effect	3.8(a)
Company Capitalization Date	3.3(a)	Merger	Recitals
Company Certificate	3.2(d)	Merger Consideration	1.4(d)
Company Common Stock	1.4(b)	Merger Sub	Preamble
Company ESPP	1.7	Owned Properties	3.18
Company Intellectual Property	3.15(b)(iv)	Parent	Preamble
Company Preferred Stock	1.4(d)	Parent Bylaws	4.2
Company Regulatory Agreement	3.6(c)	Parent Capitalization Date	4.3
Company Rights Agreement	3.17(a)	Parent Certificate	4.2
Company SEC Reports	3.6(b)	Parent Common Stock	1.4(b)
Company Stock Award	1.6	Parent Preferred Stock	4.3
Company Stock Option	1.5	Parent SEC Reports	4.6(b)
Company Stock Plans	1.6	Permitted Encumbrances	3.18
Confidentiality Agreement	6.3(c)	Previously Disclosed	9.11
Covered Employee	6.4(a)	Proxy Statement	3.5
Derivative Transaction	3.21	Real Property	3.18
DGCL	Recitals	Registered Fund	6.12(a)
Disclosure Letter	9.11	Regulatory Agencies	3.6(a)
DPC Common Shares	1.4(b)	Regulatory Approvals	3.5
Effective Time	1.2	Representatives	6.11(a)
ERISA	3.12(a)	Requisite Regulatory Approvals	7.1(c)
ERISA Affiliate	3.12(c)	Rights	3.3(a)
Exchange Act	3.6(b)	Rights Agent	3.17(a)
Exchange Agent	2.1	Sarbanes-Oxley Act	3.6(b)
Exchange Agent Agreement	2.1	SEC	3.5
Exchange Fund	2.2	Securities Act	3.3(a)
Exchange Ratio	1.4(c)	Series A Preferred Consideration	1.4(d)

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Software	3.15(b)(iv)	Tax	3.11(d)
SRO	3.5	Tax Return	3.11(e)
Stockholder Approval	6.1(b)	Taxes	3.11(d)
Stockholders’ Meeting	6.1(b)	Termination Fee	8.3(b)(ii)
Subsidiary	3.2(e)	Trust Account Common Shares	1.4(b)
Superior Proposal	6.11(f)(iii)	Voting Debt	3.3(a)
Surviving Corporation	Recitals	Warrant	1.4(d)

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AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2010 (this “Agreement”), by and among M&T Bank Corporation, a New York corporation (“Parent”), MTB One, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and Wilmington Trust Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby are advisable, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and recommended that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Board Recommendation”), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each determined that this Agreement and the transactions contemplated hereby are advisable, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation of the Merger.  The name of the Surviving Corporation shall be Wilmington Trust Corporation.

1.2          Closing.  The Merger shall become effective upon the filing of the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of

Delaware with respect to the Merger on the Closing Date.  The term “Effective Time” shall be the date and time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

1.3          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.4          Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)         Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)         Cancellation of Treasury Shares and Shares Held by Parent.  Each share of common stock, par value $1.00 per share, of the Company (together with the preferred share purchase rights attached thereto pursuant to the Company Rights Agreement, the “Company Common Stock”) held by the Company as treasury stock and each share of Company Common Stock, if any, owned by Parent or Merger Sub (other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent or Merger Sub (any such shares, “Trust Account Common Shares”) and (ii) shares of Company Common Stock held, directly or indirectly, by Parent or Merger Sub and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof (any such shares, “DPC Common Shares”)) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c)         Conversion Generally.  Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock to be cancelled pursuant to Section 1.4(b), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.051372 (the “Exchange Ratio”) shares of common stock, par value $0.50 per share, of Parent (the “Parent Common Stock”), subject to the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(f).

(d)         Preferred Stock.  Each share of Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, but subject to the other provisions of Section 1.4, one one-hundredth (1/100) of a share of Parent Preferred Stock (the “Series A Preferred Consideration” and, together with the Exchange Ratio, the

“Merger Consideration”) to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Liquidation Preference $100,000.00 per share, and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Company Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Preferred Stock immediately prior to such conversion, taken as a whole; provided, however, that the voting powers of Parent Preferred Stock shall be substantially the same as the voting powers of the Company Preferred Stock.

(e)         Warrants.  The Warrant issued on December 12, 2008 to the United States Department of the Treasury in connection with the issuance of the Company Preferred Stock (the “Warrant”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to purchase Parent Common Stock, and Parent will assume such warrant subject to its terms; provided, however, that after the Effective Time:

(i)      the number of shares of Parent Common Stock purchasable upon exercise of the Warrant will equal the product of (i) the number of shares of Company Common Stock that were purchasable under the Warrant immediately before the Effective Time, and (ii) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(ii)     the per share exercise price for the Warrant will equal the quotient of (i) the per share exercise price of the Warrant in effect immediately before the Effective Time and (ii) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

(f)         Certificate.  All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(g)         Changes in Parent Common Stock.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.5          Stock Options.  At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock (each, a “Company Stock Option”) then issued and outstanding (whether vested or unvested) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist and no payment shall be made with respect thereto.

1.6          Other Stock-Based Awards.  At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (other than Company Stock Options) (each, a “Company Stock Award”) shall, by virtue of the Merger and without any action on the part of the holder thereof, subject to applicable Law and otherwise subject to the terms of the Company Stock Option or the Company Stock Awards, as applicable, become fully vested and, at the Effective Time, be converted into the right to receive the Merger Consideration as provided in Section 1.4(c).  As used in this Agreement, “Company Stock Plans” means the 1996 Long-Term Incentive Plan, the 1999 Long-Term Incentive Plan, the Amended and Restated 2002 Long-Term Incentive Plan, the 2001 Non-Employee Directors’ Stock Option Plan, the 2004 Executive Incentive Plan, the Amended and Restated 2005 Long-Term Incentive Plan, the 1999 Executive Incentive Plan, 2005 Amended and Restated Directors’ Deferred Fee Plan, the 2009 Executive Incentive Plan, and the 2009 Long-Term Incentive Plan.

1.7          Company Employee Stock Purchase Plan.  Sections 1.5 and 1.6 shall not apply to the Wilmington Trust Corporation 2008 Employee Stock Purchase Plan or any other plan, program or arrangements intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPP”).  The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPPs effective as of the Effective Time and all outstanding rights thereunder at the Effective Time and ensure that no new offering periods thereunder commence during the period from the date of this Agreement through the Effective Time.  The offering periods thereunder currently in effect as of the date of this Agreement shall end in accordance with the terms of the applicable Company ESPP (but no later than one (1) Business Day prior to the Closing Date); provided, that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period.

1.8          Changes in Company Common Stock.  If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.9          Certificate of Incorporation and By-Laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation attached as Exhibit A shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms thereof.  The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms of such by-laws.

1.10        Directors and Officers.  Subject to applicable Law, at and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.  The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.11        Reservation of Right to Revise Structure.  Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of Company Common Stock and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock and Company Preferred Stock as merger consideration or (ii) materially impede or delay consummation of the business combination.  In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

1.12        Directors of Parent.  At the Effective Time, the number of directors constituting the whole board of directors of Parent shall be increased by one, and Mr. Donald E. Foley shall be appointed to the board of directors of Parent, to hold office until Parent’s 2011 Annual Meeting of Stockholders and until his successor has been elected and qualified.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1          Exchange Agent.  Prior to the Effective Time, Parent shall, at its own cost and expense, appoint a bank or trust company reasonably acceptable to the Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2          Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent an aggregate number of shares of Parent Common Stock and an aggregate number of shares of Parent Preferred Stock equal to the aggregate Merger Consideration (the “Exchange Fund”).

2.3          Delivery of Merger Consideration.

(a)         As soon as reasonably practicable after the Effective Time, and in any event not later than the second Business Day following the Effective Time, the Exchange Agent shall mail (or in the case of the Depository Trust Company on behalf of “street” holders, deliver) to each holder of record of Certificate(s) or Book Entry Shares which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) or Book-Entry Shares to the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)         Upon surrender to the Exchange Agent of its Certificate or Certificates or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Common Stock and a holder of Company Preferred Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Preferred Stock represented by its Certificate or Certificates or Book Entry Shares.  Until so surrendered, each such Certificate or Book Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate or Book Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to this Article II.

(c)         No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares with respect to the shares of Parent Common Stock or Parent Preferred Stock represented thereby, in each case unless and until the surrender of such Certificate or Book Entry Shares in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or Book Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock or Parent Preferred Stock represented by such Certificate or Book Entry Shares and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock or Parent Preferred Stock represented by such Certificate or Book Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock or Parent Preferred Stock, as applicable, issuable with respect to such Certificate or Book Entry Shares.

(d)         In the event of a transfer of ownership of a Certificate or Book Entry Shares representing Company Common Stock or Company Preferred Stock that is not registered in the stock transfer records of Company, the shares of Parent Common Stock or Parent Preferred Stock, as applicable, comprising the Merger Consideration shall be issued in exchange therefor to a person other than the person in whose name the Certificate or Book Entry Shares so surrendered is registered if the Certificate or Book Entry Shares formerly representing such Company Common Stock or Company Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered holder of the Certificate or Book Entry Shares or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock or Parent Preferred Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Parent Preferred Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Company Preferred Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)         After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock or Company Preferred Stock, as the case may be, that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefore in accordance with the procedures set forth in this Article II.

(f)         The Exchange Agent shall aggregate all fractional interests in Parent Common Stock and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to the holders of Company Common Stock in lieu of their fractional interest in shares of Parent Common Stock. The proceeds to any holder of Company Common Stock of shares of Parent Common Stock sold by the Exchange Agent pursuant to this Section 2.3(f) shall be the proceeds before any costs associated with any such sale, and any costs incurred in connection with any such sale (including any commissions, currency exchange fees, transfer taxes and other transaction costs) shall be borne by Parent.

(g)         Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and distributions on the Parent Common Stock or Parent Preferred Stock deliverable in respect of each share of Company Common Stock or Company Preferred Stock without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Parent Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost,

stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by the Company prior to the date hereof (but excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1          Standard.  No representation or warranty of the Company contained in this Article III (other than the representations and warranties in Sections 3.2(a), 3.3(b), 3.4(a), 3.4(b)(i), 3.8(b), 3.17 and 3.24 which shall be true and correct in all material respects and the representations and warranties in Sections 3.3(a) and 3.8(a), which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect on the Company (it being understood that, except with respect to Section 3.8(a), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2          Corporate Organization.

(a)         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)         The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary.

(c)         The Company is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”).  Wilmington Trust Company (“WTC”) is a Delaware-chartered bank and trust company.  Wilmington Trust FSB (“WTFSB”) is a federally-chartered savings bank.  The deposit accounts of WTC and WTFSB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

(d)         True, complete and correct copies of the Restated Certificate of Incorporation of the Company (as amended, the “Company Certificate”), and the Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company and are available to Parent.

(e)         Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company, trust or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.3          Capitalization.

(a)         The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock of which, as of October 27, 2010 (the “Company Capitalization Date”), 91,483,125 shares were issued and outstanding, and 1,000,000 shares of preferred stock of which, as of the Company Capitalization Date, 330,000 shares of Company Preferred Stock (designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A) were issued and outstanding.  No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding as of the Company Capitalization Date. As of the Company Capitalization Date, there were (i) outstanding Company Stock Options to purchase an aggregate of 7,257,725 shares of Company Common Stock, (ii) outstanding Company Stock Awards in respect of 473,990,278 shares of Company Common Stock and (iii) purchase rights under the Company ESPPs to purchase an aggregate of 224,262 shares of Company Common Stock.  As of the Company Capitalization Date, there were no more than 3,749,858 shares of Company Common Stock reserved for issuance under the Company Stock Plans and 1,856,714 shares of Company Common Stock reserved for issuance upon the exercise of the Warrant.  All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Voting Debt”) are issued or outstanding.  As of the Company

Capitalization Date, except for the Company’s dividend reinvestment plan, the Company Stock Options, the Company Stock Awards, the Warrant, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights (including preemptive rights or redemption rights), commitments or agreements of any character (“Rights”) relating to the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company.  There are no contractual obligations of the Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries; (y) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or (z) except pursuant to the Company ESPP, to issue, deliver, transfer or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares of equity interest.  Since the Company Capitalization Date through the date hereof, the Company has not issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company or any securities or rights convertible into or exchangeable or exercisable for any such equity securities, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options or settlement in accordance with their terms that were outstanding on the Company Capitalization Date.

(b)         Other than the Company Stock Options and the Company Stock Awards that are outstanding as of the Company Capitalization Date, no other equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or any other equity-based awards.

(c)         All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued, have been issued in compliance in all material respects with all federal and state securities laws, and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security or Voting Debt of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d)         Except for the ownership of the Company’s Subsidiaries and for investment held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the

Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any material amount of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

3.4          Authority; No Violation.

(a)         The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board.  The Company Board has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has unanimously adopted a resolution to the foregoing effect and recommended that the stockholders adopt this Agreement.  Except for approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)         Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, any of its Subsidiaries or any of their respective properties, rights or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Contract.

(c)         So long as the Company Common Stock and Parent Common Stock continue to be listed on the NYSE at the Effective Time, in accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.

3.5          Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protection Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the OTS, the FDIC, the Office of the State Bank Commissioner of the State of Delaware, the New Jersey Department of Banking and Insurance, the New York State Banking Department, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each, a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (together with any supplements or amendments thereto, the “Proxy Statement”) and of a registration statement on Form S-4 with respect to the Merger (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices to or filings with the Small Business Administration, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, and (viii) the consents and approvals of third parties that are not Governmental Entities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Entity or other third party are necessary in connection with the (A) execution and delivery of this Agreement and (B) consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis.

3.6          Reports; Regulatory Matters.

(a)         The Company and each of its Subsidiaries have timely filed (or furnished) all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since December 31, 2007 and prior to the date hereof with the Federal Reserve, SEC, NYSE, any state consumer finance or mortgage banking regulatory authority or other Agency, any foreign regulatory authority and any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since December 31, 2007 and prior to the date hereof, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity notified the Company that it has initiated any proceeding or, to the Knowledge of the Company, threatened an investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no material unresolved violation with respect to any material report, form, schedule, registration, statement or other document filed by, or relating to any material examinations, except for examinations conducted in the regular course of the business of the Company, by any such Governmental Entity of, the Company or any of its Subsidiaries.

(b)         No registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007 and prior to the date of this Agreement (the “Company SEC Reports”) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  The Company has provided to Parent true, correct and complete copies of all material written correspondence between the SEC and the Company occurring since December 31, 2007 and prior to the date of this Agreement.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports.  As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(c)         Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Company Regulatory Agreement”) any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any material manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, other than those of general application that apply to bank holding companies or their subsidiaries generally.

3.7          Financial Statements.

(a)         The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)         Since December 31, 2007, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(c)         Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC, (ii) this Agreement or (iii) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(d)         The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 3.7 of the Disclosure Letter (x) any significant deficiencies in and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.8          Absence of Certain Changes or Events.

(a)         Since December 31, 2009, there has not been any Material Adverse Effect on the Company.  As used in this Agreement, the term “Material Adverse Effect” means,

with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business (including, without limitation, material adverse changes in assets under management, the provision for loan losses, past due, criticized or nonperforming assets or tangible book value) of such party and its Subsidiaries taken as a whole (provided, however, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

(b)         (i) Since December 31, 2009, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices and (ii) since June 30, 2010, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (a), (b), (d)(i), (d)(ii), (e), (h), (k) or (o) of Section 5.2 if taken after the date hereof.

3.9          Compliance with Applicable Law.

(a)         The Company and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith).  Each of the Company and each of its Subsidiaries is in compliance in all material respects with, and is not in default or violation in any material respect of, and none of them is, to the Knowledge of the Company, under investigation with respect to, or to the Knowledge of the Company, threatened in writing to be charged with any material violation of, any applicable Law.  Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction that remains in effect on the business or properties of the Company or any of its Subsidiaries.

(b)         The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10        Legal Proceedings.

(a)         Neither the Company nor any of its Subsidiaries (or, to the Knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to such director or executive officer, to the extent related to or affecting the business of the Company or any of its Subsidiaries) or affecting the Company or any of its Subsidiaries or to which any of their assets are subject.  There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

(b)         Since December 31, 2009, (i) there have been no subpoenas, written demands, or document requests received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity, except such as are received by the Company or any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries in the ordinary course of business solely in its capacity as trustee or similar representative capacity on behalf of an unaffiliated third party, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(c)         As used in this Agreement, the term “Knowledge” means the actual knowledge of any of Donald E. Foley, David R. Gibson, Michael A. DiGregorio, William J. Farrell II, Mark A. Graham, Robert V. A. Harra, Jr., Rebecca DePorte and Kevyn N. Rakowski.

3.11        Taxes and Tax Returns.

(a)         (i) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (ii) each of the Company and its Subsidiaries has paid all Taxes required to be paid by it and has timely paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP; (iii) the Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or the appropriate taxing authority (or the applicable statues of limitation for the assessment of Taxes for such periods have expired) for all years to and including the years ending 2006; (iv) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the Company’s Taxes or those of its Subsidiaries, (v) there  are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise; and (vii) the Company and its Subsidiaries have complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable Laws; (ix) neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4;  (x) neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (xi) no written or, to the Knowledge of the Company, other claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; and (xii) the Company has not undergone any “ownership change” within the meaning of Section 382 of the Code and other than solely as a result of the transaction contemplated by this Agreement, the utilization of any net operating loss carryforwards of the Company or any of its Subsidiaries is not subject to any limitations pursuant to Sections 382, 383, or 384 of the Code.

(b)         Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Since December 31, 2007 neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(c)         There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries.

(d)         As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies, like assessments or changes of any kind whatsoever together with all penalties and additions to tax and interest thereon.

(e)         As used in this Agreement, the term “Tax Return” means a report, return or other information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries, and in each case any amendments thereto.

3.12        Employee Matters.

(a)         With respect to each material Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; and (ii) any related trust agreements, insurance contracts or documents of any other funding arrangements.  For purposes of this Agreement, “Company Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement), or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependant thereof.

(b)         The Company and each of its Subsidiaries have operated and administered each Company Benefit Plan in compliance in all material respects with all applicable laws and the terms of each such plan.  Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no circumstances exist that would lead to the revocation of such letter.

(c)         Neither the Company nor any of its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), maintains or contributes to, or during the five-year period prior to the date hereof has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA or (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 4063 of ERISA or Section 413(c) of the Code.  No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder.

(d)         Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director or employee of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director or employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.  No director, officer or employee of the Company or any of its Subsidiaries is entitled to a gross-up, make-whole payment, indemnification or similar payment with respect to any Taxes in connection with, in whole or in part, the consummation of the transactions contemplated hereby.

(e)         Neither the Company nor any of its Subsidiaries has any obligation to provide post-employment welfare benefits (whether or not insured) with respect to any person beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or applicable state or local law.

(f)         Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.

3.13        Labor.  Neither the Company nor any of its Subsidiaries is a party to or bound by or is currently negotiating any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or to compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization.  There are no labor related strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of the Company, threatened, and since December 31, 2007, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, slowdown, walkout or other work stoppage.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  No material action, suit, arbitration, proceeding or, to the Knowledge of the Company, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the Knowledge of the Company, threatened.

3.14        Contracts.

(a)         Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is  a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof.  As used herein, “Company Contract” shall mean each contract, arrangement, commitment or understanding (whether written or oral) referred to in the preceding sentence and each written agreement that (i) (A) contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries), (B) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, (C) limits or restricts the Company’s or its affiliates’ rights to use the name “Wilmington Trust” or any variant thereof, or (D) requires referrals of business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis, (ii) relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iii) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (iv) limits the payment of dividends by the Company or any of its Subsidiaries, (v) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (vi) relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (vii) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (viii) is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by the Company or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (ix) relates to Company Intellectual Property (as defined in Section 3.15(b)) (including permitting the use of the name “Wilmington Trust” or any variant thereof), or (x) is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $500,000 (other than pursuant to Loans (as defined in Section 3.19(a)) originated or purchased by the Company and its Subsidiaries in the ordinary course of business consistent with past practice). The Company has Previously

Disclosed or made available to Parent prior to the date hereof, true, correct and complete copies of each Company Contract that (A) provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof or termination of such Company Contract in excess of $1,000,000 or (B) which involved payments by the Company or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $1,000,000.

(b)         (i)  Each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) the Company and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, under any such Company Contract or provide any other party thereto with the right to terminate such Company Contract.

3.15        Intellectual Property.

(a)         (i) The Company and its Subsidiaries own or have a valid license to use all Company Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates), (ii) to the Knowledge of the Company, Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted, (iii) Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, all other Company Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property, and (iv) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, nor to the Knowledge of the Company has the Company or any or its Subsidiaries received any written communications since December 31, 2007 alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other person. To the Company’s Knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the Company Intellectual Property owned by the Company and its Subsidiaries.

(b)         For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations

(including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”).  For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries, in each case, material to the conduct of the business of the Company or its Subsidiaries.

(c)         The Company and each of its Subsidiaries take all reasonable actions to protect and maintain all (i) Company Intellectual Property and (ii) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements.  The Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past two (2) years.  To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets.  The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

3.16        Broker-Dealer and Investment Advisory Matters.

(a)         Each of the Company and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (A) a broker-dealer or investment adviser or (B) a registered representative or investment adviser representative with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings, except for examinations conducted in the regular course of the Company's and its Subsidiaries' business, which are outstanding or unresolved relating to the revocation or modification of any such registrations, licenses or qualifications.

(b)         The information contained in the currently effective Forms ADV and BD as filed with the SEC by each applicable Subsidiary was complete and accurate in all material respects as of the time of filing thereof.

(c)         Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of the Company, any of its Subsidiaries nor to the Knowledge of the Company any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Forms ADV or BD.  Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of the Company’s Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees, associated persons or affiliated persons has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.  Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of the Company’s Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940, as amended, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

3.17        Rights Agreement; State Takeover Laws.

(a)         The Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agent”), have duly executed and delivered to Parent and Merger Sub an amendment to the Amended and Restated Rights Agreement, dated as of December 16, 2004, as amended, between the Company and Rights Agent (the “Company Rights Agreement”), and as a result of such amendment (which amendment is valid, binding and enforceable and has not been revoked, modified or rescinded prior to the date hereof), among other things, (a) neither this Agreement nor any of the transactions contemplated hereby or thereby, including the consummation of the Merger, will cause the rights issued pursuant to the Company Rights Agreement to become exercisable by the holders thereof, (b) none of Merger Sub, Parent or any of their respective affiliates shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement) and (c) the rights issued pursuant to the Company Rights Agreement shall automatically terminate on and as of the Effective Time and be void and of no further force or effect, and the holders of the rights issued pursuant to the Company Rights Agreement shall thereafter have no rights thereunder.

(b)         Assuming the accuracy of the representations and warranties set forth in Section 4.12, the Company Board has taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby from the restrictions on “business combinations” set forth in Section 203 of the DGCL, and such action is effective as of the date of this Agreement.  No other “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “affiliate transaction,” “interested shareholder” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware is applicable to this Agreement or to the transactions contemplated hereby.

3.18        Property.  The Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against the Real Property.

3.19        Loan Matters.

(a)         Each written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

(b)         Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c)         None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)         Section 3.19(d) of the Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company, WTC and WTFSB to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

3.20        Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice.  Section 3.20 of the Disclosure Letter contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries, true, correct and complete copies of which policies have been provided to Parent prior to the date hereof.  The Company and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a default).  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To the Knowledge of the Company, none of the Company, nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policies, nor, to the Knowledge of the Company, is the termination of any such policies threatened.

3.21        Derivative Instruments and Transactions.  All Derivative Transactions (as defined below) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the Knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms.  The Company or its Subsidiaries and, to the Knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.  For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22        Affiliate Transactions.  There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and (i) any officer or director of the Company or any of its Subsidiaries, or (ii) to the Knowledge of the Company, any (A) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (B) Affiliate or family member of any such officer, director or record or beneficial owner or (C) any other Affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

3.23        Opinion.  The Company Board has received the opinion of Lazard Freres & Co. LLC, which opinion has not been withdrawn or modified as of the date hereof and a true, complete and correct copy of which has been previously delivered to Parent.

3.24        Broker’s Fees.  Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Lazard Freres & Co. LLC pursuant to an engagement letter, the material terms of which have been previously delivered to Parent.

3.25        Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and on the Form S-4, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The portions of the Proxy Statement and the Form S-4 relating to the Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement or the Form S-4.

3.26        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereunder.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III.  The Company acknowledges that neither Parent nor Merger Sub makes any representations or warranties except for the representations and warranties contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

4.1          Standard.  No representation or warranty of Parent contained in this Article IV (other than the representations and warranties in Sections 4.2, 4.4(a), 4.4(b)(i), and 4.8(b), which shall be true and correct in all material respects and the representations and warranties in Sections 4.3 and 4.8(a) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached a representation or warranty, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, except with respect to Section 4.8(a), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

4.2          Corporate Organization.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Parent is duly registered as a bank holding company under the BHC Act and under Article III-A of the New York Banking Law and meets the applicable requirements for qualification as such.  True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been filed by Parent and are publicly available to the Company.

4.3          Capitalization.  The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock of which, as of October 28, 2010 (the “Parent

Capitalization Date”), 120,396,611 shares were issued and 119,377,135 shares were outstanding, 1,000,000 shares of preferred stock (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, 778,000 shares were issued and outstanding.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.  As of the Parent Capitalization Date, Parent held 1,019,476shares of Parent Common Stock in its treasury.  As of the Parent Capitalization Date, there were no more than 12,016,416 shares of Parent Common Stock reserved for issuance under Parent’s equity compensation plans.  As of the Parent Capitalization Date, except pursuant to (i) this Agreement, (ii) warrants to purchase, in the aggregate, 1,626,064 shares of Parent Common Stock issued to the United States Department of Treasury in connection with the issuance of Parent Preferred Stock, (iii) shares issuable upon the conversion into Parent Common Stock of shares of Parent’s Mandatorily Convertible Non-Cumulative Preferred Stock, Series B and (iv) stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock or other equity securities of Parent.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.4          Authority; No Violation.

(a)         Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, as applicable, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)         Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.5 are duly obtained and/or made, (A) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.5          Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.  As of the date hereof, Parent is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis.

4.6          Reports; Regulatory Matters.

(a)         Parent and each of its Subsidiaries have timely filed (or furnished) all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file (or furnished) since December 31, 2007 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since December 31, 2007  and prior to the date of this Agreement, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

(b)         No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Exchange Act, since December 31, 2007 and prior to the date of this Agreement (the “Parent SEC Reports”) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.7          Financial Statements.  The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

4.8          Absence of Certain Changes or Events.

(a)         Since December 31, 2009, there has not been any Material Adverse Effect on Parent.

(b)         Since December 31, 2009 through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9          Compliance with Applicable Law.  Parent and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith).  Parent and each of its Subsidiaries is in compliance in all material respects with, and is not in default or violation in any material respect of any applicable Law.

4.10        Legal Proceedings.  Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject.  There is no judgment, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.11        Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement and the Form S-4 relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement or the Form S-4.

4.12        Ownership of Shares; Not an Interested Stockholder.

(a)         Neither Parent nor Merger Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, and excluding any Trust Account Common Shares and DPC Common Shares), or will prior to the Effective Time beneficially own, any shares, or is a party, or will prior to the Effective Time become a party, to any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(b)         None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

4.13        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder.  Parent and Merger Sub each acknowledge that the Company makes no representations or warranties except for the representations and warranties contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses Prior to the Effective Time.

(a)         Except as Previously Disclosed (as defined below), as expressly contemplated by or permitted by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause Subsidiaries to, (A) conduct its business only in the ordinary course consistent with past practice, and (b) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities and advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay (x) the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement or (y) the consummation of the transactions contemplated by this Agreement.

(b)         The Company shall consult with Parent regarding any significant transactions or Tax Return positions reasonably expected to materially increase or affect the Company’s net operating losses or capital losses for any taxable year or period and shall, in the Company’s reasonable discretion, take account of Parent’s views on such matters to the extent reasonably feasible.  Until the Effective Time, the Company shall cooperate in good faith with

Parent on all Tax matters, including requests by Parent that the Company or any of its Subsidiaries participate in certain reorganization transactions prior to the Effective Time; provided that such reorganization transactions shall not (i) change the voting powers of the Company Preferred Stock, (ii) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock or Company Preferred Stock as merger consideration or (iii) materially impede or delay consummation of the Merger.

5.2          Company Forbearances.  During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)         Rights outstanding on the date of this Agreement, pursuant to the Company Rights Agreement and shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof and in accordance with the terms of such Company Stock Options on the Date hereof, except as Previously Disclosed, (i) issue, sell or otherwise permit to become outstanding, or commit to issue or sell, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other equity interest or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest or (ii) permit any additional shares of its stock to become subject to new grants, except (A) issuances under dividend reinvestment plans, or (B) issuances pursuant to the exercise of the Warrant.

(b)         (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or set any record date for or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest (other than (A) dividends from its wholly owned Subsidiaries to only it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof and payment dates consistent with past practice, (C) required dividends on its preferred stock or on the preferred stock of its Subsidiaries, (D) required dividends on the common stock of any Subsidiary that is a real estate investment trust or (E) the distribution of rights pursuant to the Company Rights Agreement (other than in connection with the transactions contemplated hereby)) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock or other equity interest (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

(c)         Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, rights, business or properties or cancel or release any material indebtedness owed to any person or any claims held by any person, except for (i) sales of Loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 5.2(c) of the Disclosure Letter or (iii) pledges of assets to secure (A) cash management sweeps in the ordinary course of business consistent with past practice and (B) public deposits accepted in the ordinary course of business consistent with past practice.

(d)         (i) Make any acquisition of or investment in any person, or of  all or any portion of the assets, business, deposits or properties of any other entity, other than a wholly owned Subsidiary of the Company, by purchase of or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business); (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto; or (iii) other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business, make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(e)         Amend the Company Certificate or the Company Bylaws or similar governing documents of any of its Subsidiaries.

(f)         Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(g)         Except as required under applicable Law or the terms of any Company Benefit Plan, (i) increase in any manner the compensation or benefits of any of the directors or employees of the Company or its Subsidiaries, except, in the case of any employee with a base salary of less than $100,000 as of the date hereof, for any increases in the base salary in the ordinary course of business consistent with past practice, (ii) pay any amounts to such directors or employees or increase any amounts payable to any such directors or employees, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment or retention agreement with or for the benefit of any such director or employee (or newly hired employees), (iv) allow for the commencement of any new offering periods under any Company ESPP or (v) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans.

(h)         Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

(i)         Enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management and other material banking or operating policies except as required by Law or by rules or policies imposed by a Governmental Entity.

(j)         Enter into, renew, extend or terminate (i) any lease, license, contract or other agreement that calls for aggregate annual payments of $250,000 or more other than in the ordinary course of business consistent with past practice, (ii) any Company Contract of the type set forth in Section 3.14(a)(i), (iii), (v), (vi), (vii), or (viii) or (iii) any agreement referenced in Section 3.25 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any agreement, contract, plan, arrangement or other transaction of the type described in Section 3.22; or make any material change in any of such Loans, leases, licenses, contracts or other agreements, other than in the ordinary course of business consistent with past practice.

(k)         Make, or commit to make, any capital expenditures not provided for in the capital expenditure budget Previously Disclosed to Parent and in excess of $250,000 individually or $2,500,000 in the aggregate.

(l)         Permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close, or open, relocate or close, any branch or other facility.

(m)         (i) Settle any claim, action or proceeding involving monetary damages payable by the Company or its Subsidiaries in excess of $250,000 or (ii) other than in the ordinary course of business consistent with past practice, waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n)         Materially change its investment securities portfolio policy, or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements.

(o)         Alter materially its interest rate or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto

(p)         Except as required by Law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies.

(q)         Make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund.

(r)         Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law or this Agreement.

(s)         Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(t)         Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material.

(u)         Without previously notifying and consulting with Parent (i) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $10,000,000, (ii) except with respect to amendments or modifications that have previously been approved by the Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by the Company with total credit exposure in excess of $5,000,000 or (iii) except with respect to any such actions that have previously been approved by the Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Company, in each case in excess of $1,000,000.  In the event that the Company is required to notify or consult Parent pursuant to this subsection (u), Parent agrees to respond to such notice or request for consultation promptly but in any event no later than three (3) Business Days following any such notice or request for consultation that contains all information that is material to the decision involved, and Company shall take no action prior to the expiration of such three (3) Business Day period unless and until it has received Parent’s response.

(v)         Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

5.3          Parent Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

   (a)          Amend the Parent Certificate or Parent Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Company, the holders of Company Common Stock or Company Preferred Stock adversely relative to other holders of Parent Common Stock or the Parent Preferred Stock to be issued as Series A Preferred Consideration, respectively.

   (b)          Notwithstanding anything herein to the contrary, take any action that is intended to or reasonably expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law, regulation or policies imposed by any Governmental Entity.

   (c)          Take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

   (d)          Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

5.4          Assumption by Parent of Certain Obligations.  At or before the Closing, Parent shall deliver agreements in a form reasonably satisfactory to the Company, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Company) of that certain Letter Agreement and Securities Purchase Agreement dated as of December 12, 2008.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Form S-4; Stockholder Approval.

(a)         Parent and the Company shall, as promptly as practicable but in no event later than twenty (20) calendar days from the date hereof, subject to full cooperation of the Company and its advisors and accountants, prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus.  Each of Parent and the Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders.  Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)         The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act by the SEC, the Company shall establish a record date for, duly call, give notice of, convene and hold the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”) for the purpose of obtaining the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting (or any adjournment or postponement thereof) to adopt this Agreement (the “Stockholder Approval”).  The Company agrees that its obligations pursuant to this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or by any Change of Recommendation.  Subject to Section 6.11(d), the Company shall, (i) through the Company Board, recommend to its stockholders adoption of this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) subject to the fiduciary duties of the Company Board, use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(c)         The Company shall give Parent at least ten (10) days written notice of the intended record date for the Stockholders’ Meeting (or of any change to such previously identified record date).

6.2          Regulatory Matters.

(a)         The parties hereto shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of or compliance with such permits, consents, approvals and authorizations is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.2(c).  In furtherance (but not in limitation) of the foregoing, subject to full cooperation of the Company and its advisors and accountants, Parent shall file any required applications, notices or other filings with the Federal Reserve Board, the New York State Banking Department and the Office of the State Bank Commissioner of the State of Delaware within twenty (20) calendar days of the date hereof. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties hereto shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Parent shall advise the Company, promptly after it receives notice of the time when the Form S-4 has become effective, of the issuance of any stop order suspending the effectiveness of the Form S-4, or if any proceedings for that purpose shall have been initiated or threatened by the SEC.

(b)         Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c)         Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(d)         Without limiting the scope of the foregoing paragraphs, the Company shall, to the extent permitted by applicable Law (i) promptly advise Parent of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby, (ii) provide Parent with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Parent with the opportunity to participate in any meetings or substantive telephone conversations that the Company or its Subsidiaries or their respective representatives may have from time to time with any Governmental Entity with respect to the transactions contemplated hereby.

6.3          Access to Information.

(a)         The Company will promptly notify Parent of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving the Company or any Subsidiary.

(b)         Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, the Company shall, and shall cause each of its Subsidiaries to, afford Parent’s officers, employees, accountants, counsel, advisors, agents and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  Neither the Company, nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement; and in any such event, the parties hereto will make appropriate substitute disclosure arrangements.

(c)         All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of October 8, 2010 (the “Confidentiality Agreement”).

(d)         No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

6.4          Employee Matters.

(a)         Parent shall, and shall cause the Surviving Corporation to, give those individuals who are employed by the Company or its Subsidiaries immediately prior to the Closing (each such employee, an “Covered Employee”) full credit for purposes of eligibility, vesting, benefit accrual (excluding benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Covered Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits for the same period of service.

(b)         Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date.

(c)         For a period of one (1) year following the Closing Date, (i) the base compensation and incentive compensation (including with respect to equity compensation) opportunities provided to Covered Employees pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation shall be no less favorable than those provided to such employees immediately prior to the Closing Date and (ii) the benefits provided to Covered Employees pursuant to such employee benefit plans or arrangements shall be, in the aggregate, substantially no less favorable than those provided to such employees immediately prior to the Closing Date.

(d)         Without limiting Section 6.4(c), for a period of one (1) year following the Closing Date, the severance benefits provided to Covered Employees who experience a termination of employment in a manner entitling such employees to severance benefits under any Company Benefit Plan as in effect immediately prior to the Closing Date shall be no less favorable than those provided to such employees immediately prior to the Closing Date, which shall be consistent with the severance chart previously provided by Company to Parent.

(e)         Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms. Parent hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of the Company Benefit Plans.  Parent shall, or shall cause the Surviving Corporation, after consummation of the Merger to, pay all amounts provided under such Company Benefit Plans and agreements as a result of a change in control of the Company, as applicable, in accordance with their respective terms, and to honor all rights, privileges and modifications to or with respect to any such Company Benefit Plans or agreements which become effective as a result of such change in control.

6.5          Indemnification; Advancement of Expenses; Exculpation and Insurance.

   (a)         Subject to Section 6.5(c), each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), as provided in the Company Certificate or Company Bylaws or indemnification agreement listed in Section 6.5(a) of the Disclosure Letter and as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided, however, that nothing herein shall be construed to limit Parent’s ability following the Closing to undertake any type of internal reorganization as it may deem desirable, including without limitation liquidating, merging or otherwise taking action with respect to any Subsidiary or Affiliate of Parent.

   (b)         From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it shall jointly and severally indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any Indemnified Party wishing to claim indemnification under Section 6.5(b), upon learning of any action, suit, proceeding or investigation described above, shall notify Parent thereof.  Any failure to so notify shall not affect the obligations of Parent under Section 6.5(b) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(c)         For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the Company Certificate and Company Bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with or for the benefit of any Indemnified Parties existing on the date hereof, and (ii) jointly and severally indemnify the Indemnified Parties to the fullest extent permitted by applicable law.  For purposes of the foregoing: (i) in the event any claim is asserted within the six (6)-year period during which Parent and the Surviving Corporation are required to maintain the indemnification arrangements of the Company and its Subsidiaries, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five (5) Business Days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL, the Company Certificate or Company Bylaws (or the organizational documents of the Surviving Corporation) or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent.  The fees and expenses of such independent legal counsel shall be paid for by the Surviving Corporation.  Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be required to pay such expenses contemplated by this Section 6.5(c) and shall be entitled to repayment of any advance payments of such expenses from an Indemnified Party if it is finally adjudicated or determined following the expiration of any period for appeal that such Indemnified Party is not entitled to indemnity under this Section 6.5.

(d)         Parent shall provide for a period of six (6) years from the Effective Time, directors’ and officers’ liability insurance and fiduciary insurance to reimburse the present and former officers and directors of the Company or any of its Subsidiaries covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby, which insurance shall contain terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date hereof; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (which such amount is set forth on Schedule 6.5(d) of the Disclosure Letter, the “Insurance Amount”)) and provided, further, that if Parent is unable to maintain such policy (or substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time.  In lieu of the foregoing, Parent, or the Company in consultation with Parent for an aggregate price of no more than 325% of the Insurance Amount, may obtain, on or prior to the Effective Time, a six (6) year “tail” prepaid policy providing equivalent coverage to that described in the preceding sentence. From and after the Effective Time, neither Parent, the Surviving Corporation nor the Company shall take any action that would materially prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.5(d), whether in respect of claims arising before or after the Effective Time.

(e)         Without limiting in any way the rights of any party to assert any condition or terminate this Agreement or take any other action in accordance with Article VII or VIII of this Agreement, the obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of this Section 6.5, to whom this Section 6.5 applies without the consent of the affected Indemnified Person or such other person, as the case may be.  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5.

(f)         The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other person entitled to the benefit of this Section 6.5, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.6          Exemption from Liability Under Section 16(b).  Parent and the Company agree that, in order to most effectively compensate and retain certain directors and officers of the Company in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of the Company not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 6.6.  The Company Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by the directors and officers of Company Common Stock, Company Stock Options and Company Stock Awards, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

6.7          Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.8          Wealth Advisory Services and Corporate Client Services to be Held Separate.  The parties intend that, from and after the Effective Time, the Wealth Advisory Services and Corporate Client Services businesses of the Company shall be held out to Parent’s clients and potential clients as a distinct line of business of Parent and division within Parent’s corporate structure and will continue to contain the substantial core of the Company’s Wealth Advisory Services and Corporate Client Services businesses.  Parent recognizes that the integrity and reputation of the trademarks and brand names related to the Company’s Wealth Advisory Services and Corporate Client Services businesses, including the “Wilmington Trust” name and branding, are an essential asset Parent is acquiring in the transactions contemplated by this Agreement, and Parent’s current intention is to continue to employ and preserve such trademarks and brand names in a manner consistent with the way they have been used in the past.  Parent intends that Wilmington, Delaware will serve as the headquarters for the Wealth Advisory Services and Corporate Client Services businesses following the Effective Time.  Parent currently intends to seek opportunities to use the Wealth Advisory Services and Corporate Client Services business as a platform for expanding or enhancing Parent’s existing wealth advisory services and corporate client services businesses.

6.9          [Reserved].

6.10       Commitments to the Community.  It is the current intention of Parent that the Surviving Corporation shall maintain the Company’s strong commitment to charitable giving in the greater Wilmington, Delaware area and to maintain or increase the annual level of charitable giving beyond the current levels of the Company in that area.  Parent agrees to honor and to cause the Company to honor the Company’s obligations to pay in a timely fashion all currently outstanding charitable pledges and sponsorships of the Company and its Subsidiaries that are set forth in Section 6.10 of the Disclosure Letter to the extent they remain unpaid at the Effective Time.

6.11        No Solicitation.

   (a)         The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Article VIII hereof, neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and each of its Subsidiaries’ officers, directors, employees, advisors, agents and representatives, including any investment banker, attorney, advisor or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by providing information or assistance) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction Proposal (as defined in Section 6.11(f)(ii)), (ii) provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 6.11), (iii) engage in any discussions or negotiations concerning an Alternative Transaction Proposal (provided that the Company may refer any such person or entity to the provisions of this Section 6.11), or otherwise take any action to knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Transaction Proposal, including exempting any person (other than Parent and Merger Sub and their Affiliates) from the Company Rights Agreement (iv) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Alternative Transaction Proposal, or (v) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.11(a) by any Subsidiary or Representative of the Company shall constitute a breach of this Section 6.11(a) by the Company.  The Company shall, and shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction Proposal (except with respect to the transactions contemplated by this Agreement), (ii) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto) that has made or indicated an intention to make an Alternative Transaction Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a part or of which it is a beneficiary, except (A) to the extent necessary to permit the Company to take an action it is otherwise permitted to take under Section 6.11(b)(ii) or (B) to the extent that the Company has duly effected a Change of Recommendation in accordance with the terms hereof with respect to a proposal by the third party subject to such standstill provision.

   (b)         Notwithstanding anything to the contrary contained in Section 6.11(a), in the event that, prior to the receipt of Stockholder Approval, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal that did not result from or arise in connection with a breach of Section 6.11(a) and that is determined (in accordance with Section 6.11(f)(iii)) to be, or, in the good faith determination of the Company Board, constitutes or is reasonably likely to result in, a Superior Proposal (as defined in Section 6.11(f)(iii)), it may, prior to (but not after) the receipt of Stockholder Approval, take the following actions (but only if and to the extent that the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would cause it to violate its fiduciary duties under applicable law):

(i)      Furnish nonpublic information to the person or group of persons making such bona fide written Alternative Transaction Proposal, provided that prior to furnishing any such nonpublic information, the Company receives from such person or group of persons an executed confidentiality agreement containing terms at least as restrictive with respect to such person or group of persons as the terms contained in the Confidentiality Agreement is with respect to Parent and provided, further, that the Company shall simultaneously provide or make available to Parent any nonpublic information concerning the Company or any of its Subsidiaries that is provided to the person making such bona fide written Alternative Transaction Proposal which was not previously provided or made available to Parent; and

(ii)     Engage in discussions or negotiations with such person or group of persons with respect to such bona fide written Alternative Transaction Proposal.

   (c)          As promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Alternative Transaction Proposal, the Company shall provide Parent with notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, including in each case the identity of the person making any such Alternative Transaction Proposal or inquiry and the material terms of such Alternative Transaction Proposal or inquiry.  In addition, the Company shall provide Parent as promptly as possible with notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of all communications regarding (including material amendments or proposed material amendments), such Alternative Transaction Proposal, request or inquiry.

   (d)         Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent and Merger Sub (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, the Company shall have complied in all material respects with Section 6.11(a), given Parent and Merger Sub prompt written notice advising them of the decision of the Company Board to take such action and, in the event the decision relates to an Alternative Transaction Proposal, given Parent the material terms and conditions of the Alternative Transaction Proposal, including the identity of the person making any such Alternative Transaction Proposal or inquiry and the material terms of such Alternative Transaction Proposal or inquiry; and provided, further, that in the event the decision relates to an Alternative Transaction Proposal: (i) the Company shall have given Parent and Merger Sub three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent and Merger Sub propose to revise the terms of this Agreement, the Company shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Parent and Merger Sub with respect to such proposed revisions or other proposal; and (ii) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent and Merger Sub, if any, that such Alternative Transaction Proposal constitutes a Superior Proposal.  In the event the Company Board does not make the determination referred to in clause (ii) of this paragraph and thereafter determines to withdraw, modify or change the Company Board Recommendation pursuant to this Section 6.11(d), the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.  In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.11(d) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days.  Notwithstanding any Change of Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the board of directors of the Company shall have effected a Change of Recommendation, then the board of directors of the Company may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, the Company shall not submit to the vote of its stockholder any Acquisition Transaction Proposal other than the Merger.

   (e)         Nothing in this Agreement shall prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its legal advisors) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable law.

   (f)          As used in this Agreement, the following terms shall have the following meanings:

(i)       “Alternative Transaction” with respect to the Company, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third persons involving: (A) any purchase from such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, or (B) any sale, lease exchange, transfer, license, acquisition or disposition of more than 15% of the assets of such party and its Subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of such party;

(ii)      “Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its stockholders relating to an Alternative Transaction; and

(iii)     “Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (A) all or substantially all of the assets of the Company or (B) more than 50% of the outstanding voting securities of the Company and, which the Company Board has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors and (2) the terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by Parent)), to be more favorable, from a financial point of view, to the Company’s stockholders, than the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the person making the proposal.

6.12        Registered Investment Companies.  Parent acknowledges that the Company is entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). In that regard, Parent shall conduct its business and shall cause each of its Subsidiaries to conduct its business so as to assure that:

(a)         for a period of not less than three years after the Effective Time, at least 75% of the members of the board of directors or trustees of each investment company registered under the Investment Company Act for which the Company or any of its Subsidiaries now acts as investment adviser (each a “Registered Fund”) are not (A) “interested persons” (within the meaning of Section 15(f) of the Investment Company Act) of the investment adviser of the Registered Fund after the Effective Time or (B) “interested persons” (within the meaning of Section 15(f) of the Investment Company Act) of the investment adviser of the Registered Fund immediately prior to the Effective Time; and

(b)         for a period of not less than two years after the Effective Time, there shall not be imposed on the Registered Fund an “unfair burden” (for purposes of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement, or any terms, conditions or understandings applicable thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)         Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)         No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c)         Regulatory Approvals.  The regulatory approvals required from the Federal Reserve, the Office of the State Bank Commissioner of the State of Delaware, and the New York State Banking Department to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals being referred as the “Requisite Regulatory Approvals”).

(d)         Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e)         Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.2          Conditions to Obligations of Parent.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of the Company set forth in (i) Sections 3.2(a), 3.3(b), 3.4(a), 3.4(b)(i), 3.8(b), 3.17 and 3.24 shall be true and correct in all material respects, (ii) the representations and warranties in Sections 3.3(a) and 3.8(a) shall be true and correct in all respects and (iii) subject to the standard set forth in Section 3.1, each other section of Article III shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)         Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)         Burdensome Condition.  There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition that, in Parent’s good faith judgment, would reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Company, in each case measured on a scale relative to the Company.

7.3          Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Parent set forth in (i) Sections 4.2, 4.4(a), and 4.4(b)(i) shall be true and correct in all material respects, (ii) the representations and warranties set forth in Sections 4.3 and 4.8(a) shall be true and correct in all respects and (iii) subject to the standard set forth in Section 4.1, each other section of Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b)         Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval:

(a)         by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

(b)         by either the Company or Parent, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

(c)         by either the Company or Parent, if (i) the Merger shall not have been consummated on or before the one year anniversary of the date hereof unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval contemplated by this Agreement shall not have been obtained;

(d)         by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) and (B) is incapable of being cured (or is not cured) by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company; or

(e)         by Parent, if:

    (i)         the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) of this Agreement and (B) is incapable of being cured (or is not cured) by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent;

    (ii)        at any time prior to the Effective Time, the Company Board (A) withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or effects a Change of Recommendation or (B) publicly approves, endorses or recommends or publicly proposes to approve, endorse or recommend any Alternative Transaction Proposal; or

    (iii)       a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.  Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

8.2          Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

8.3          Fees and Expenses.

(a)         Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, and all filing and other fees in connection with any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which shall be borne by Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b) hereof.

(b)         In the event that:

(i)       (x) prior to the Effective Time and after the date hereof, any person shall have made an Alternative Transaction Proposal, which proposal has been publicly disclosed and not withdrawn, or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 8.1(c)(i) without the Stockholder Approval having been obtained or Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(e)(i) and (z) within nine (9) months after the termination of this Agreement, an Alternative Transaction Proposal shall have been consummated or any definitive agreement with respect to an Alternative Transaction Proposal shall have been entered into.   For purposes of the foregoing, the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 6.11(f)(ii) of this Agreement except that the references to “15%” in the definition of “Alternative Transaction” in Section 6.11(f)(i) of this Agreement shall be deemed to be references to “50%”.  In no event shall the Company be required to pay the Termination Fee on more than one occasion; or

(ii)      this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) (if such termination is based on the Company’s breach of or failure to perform its obligations under Sections 6.1(b) or 6.11), 8.1(e)(ii) or 8.1(e)(iii);

then in any such event under clause (i) or (ii) of this Section 8.3(b), the Company shall pay Parent a fee, in immediately available funds, in the amount of $30 million (the “Termination Fee”) immediately following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Alternative Transaction Proposal, in the case of a termination described in clause (i) above, and immediately upon delivery of the written notice of termination required by Section 8.1, in the event of a termination described in clause (ii) above.

(c)         The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company and Parent pursuant to Section 8.3(a) and (b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.  In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (1) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4          Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5          Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1          Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date and at a place to be specified by the parties, which date shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, Section 6.5 hereof and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)         if to the Company, to:

     Wilmington Trust Corporation

     Rodney Square North
     1100 North Market Street
     Wilmington, DE 19890-0001
     Attention: Michael A. DiGregorio
     Facsimile: (302) 651-8010

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     One Rodney Square
     Seventh Floor
     Wilmington, Delaware 19801
     Attention:    Robert B. Pincus
                        Allison L. Land
     Email:         Bob.Pincus@Skadden.com
                        Allison.Land@Skadden.com

     if to Parent, to:

     M&T Bank Corporation
     One M&T Plaza
     Buffalo, New York 14203
     Attention: Drew J. Pfirrman
     Facsimile: (716) 842-5376

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     Attention:    Edward D. Herlihy, Esq.
                         Lawrence S. Makow, Esq.
     Facsimile:   (212) 403-2000

9.4          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Disclosure Letter sections, such reference shall be to an Article or Section of or Exhibit or Disclosure Letter section to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Wilmington, Delaware or New York, New York are required or authorized by Law to be closed.  All Disclosure Letter sections and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6          Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7          Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8          Publicity.  The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded, in which case the party required to make the release or announcement shall consult with the other to the extent practicable.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

9.9          Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except for: (a) the right of the Indemnified Parties to enforce the provisions of Section 6.5 (Indemnification; Advancement of Expenses; Exculpation and Insurance) only, and (b) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s stockholders) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (1) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (2) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholders of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. Without limiting the generality of the foregoing, the provisions of each of Section 6.4 and Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual or entity shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective affiliates; (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries to amend, modify or terminate any Company Benefit Plan; (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent, the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with any individual; or (iv) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like.

9.10        Specific Performance.  Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Parent and Merger Sub, on the one hand, and the Company, on the other hand, irreparable harm.  Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at Law or in equity.

9.11        Disclosure Letter. Before entry into this Agreement, the Company delivered to Parent a letter (the “Disclosure Letter”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.  For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company in the applicable paragraph of the Disclosure Letter; provided that disclosure in any paragraph of the Company’s Disclosure Letter shall apply only to the indicated section of this Agreement  except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to such other paragraph of the Disclosure Letter.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

M&T BANK CORPORATION

By:	/s/ René F. Jones
Name:	René F. Jones
Title:	Executive Vice President and Chief Financial Officer

MTB ONE, INC.

By:	/s/ René F. Jones
Name:	René F. Jones
Title:	Executive Vice President and Chief Financial Officer

WILMINGTON TRUST CORPORATION

By:	/s/ Donald E. Foley
Name:	Donald E. Foley
Title:	Chairman and Chief Executive Officer